UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 22, 2011

HEELYS, INC.

(Exact name of registrant as specified in its charter)

Delaware		75-2880496
(State or other jurisdiction of incorporation or organization)	Commission File No.: 001-33182	(IRS Employer Identification No.)

3200 Belmeade Drive, Suite 100, Carrollton, Texas 75006

(Address of principal executive offices and zip code)

(214) 390-1831

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                                                 Other Events.

On February 22, 2011, a subsidiary of Heelys, Inc., Heeling Sports Limited (the “Company”), and Privee AG Corporation (“Privee AG”), the Company’s independent distributor in Japan, entered into a Termination Agreement (the “Termination Agreement”), pursuant to which the Company and Privee AG agreed to mutually terminate the distributor agreement between them (the “Distributor Agreement”), effective as of February 28, 2011, which is the expiration date of the current term of the Distributor Agreement.  Privee AG accounted for 22.8% of the Company’s net sales for the nine months ended September 30, 2010.

The Company has determined that, after the Termination Date, it will have the Company’s newly formed Japanese subsidiary distribute Company products in Japan.

Under the Termination Agreement, the Company agreed on or before April 30, 2011 to cause its newly formed subsidiary to purchase all of Privee AG’s then unsold products at a price agreed upon by the parties.  The purchase price will be dependent upon the amount of unsold inventory and the exchange rate on the date the unsold products are purchased.  Based upon the Company’s estimate of Privee AG’s existing inventory of Company products and the current exchange rate, it is anticipated that the purchase price may be between US$2,250,000 and US$2,600,000.  If the Company is unable to take possession of all unsold products in Privee AG’s possession on or before February 28, 2011 (other than those unsold products to be delivered by Privee AG to its customers on or before April 30, 2011), the Company’s newly formed subsidiary will pay Privee AG a reasonable amount for the storage fees incurred by Privee AG relating to such products.

The foregoing description of the Termination Agreement is qualified in its entirety by reference to the full text of such agreement, a copy of which is filed as Exhibit 99.1 attached hereto.

Item 9.01                Financial Statements and Exhibits.

(d)         Exhibits.

99.1                         Termination Agreement, dated as of February 22, 2011, and effective as of February 28, 2011, by and between Heeling Sports Limited and Privee AG Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Heelys, Inc.

Date:	February 24, 2011	By:	/s/ Thomas C. Hansen
Thomas C. Hansen
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Termination Agreement, dated as of February 22, 2011, and effective as of February 28, 2011, by and between Heeling Sports Limited and Privee AG Corporation.